Exhibit 99.2

Middlesex Water Company

HOLDS ANNUAL MEETING of Shareholders

ISELIN, NJ, (May 23, 2018) Middlesex Water Company (NASDAQ:MSEX), a provider of water and wastewater and related services held its Annual Meeting on May 22, 2018 at which shareholders re-elected director and executive chairman Dennis W. Doll and independent director Kim C. Hanemann each to three-year terms on the Company’s Board of Directors. Shareholders also approved a non-binding advisory resolution approving the compensation of the Company’s named executive officers, approved the new 2018 Restricted Stock Plan and ratified the Audit Committee’s selection of Baker Tilly Virchow Krause, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

During the meeting, officers discussed the company’s 2017 and First Quarter 2018 financial results, customer growth in Delaware, several large scale infrastructure projects in progress under the Company’s $300 million Water for Tomorrow Capital Campaign and new requirements under the Water Quality Accountability Act.

Management’s presentation at the Annual Meeting of Shareholders is available in the Investor Relations section of the company’s website www.middlesexwater.com under News & Market Data/Presentations and Interviews.

About Middlesex Water Company

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com